Exhibit 2.1

              AGREEMENT AND PLAN OF MERGER BETWEEN CNE GROUP, INC.
         AND ARROW DEVELOPMENT RESOURCES LTD. DATED AS OF AUGUST 1, 2005

This Agreement and Plan of Merger is entered into as of August 1, 2005 (this "Agreement") by and between CNE Group, Inc., a Delaware corporation ("CNE") and Arrow Resources Development Ltd., a Bermuda limited company ("ARR") (CNE and ARR being hereinafter collectively referred to as the "Constituent Corporations").

WHEREAS, the Board of Directors of CNE and the Board of Directors of ARR, have each approved and deem it advisable and in the best interests of their respective stockholders to consummate the combination of ARR and CNE upon the terms and subject to the conditions of this Agreement;

WHEREAS, it is intended that the combination be accomplished by a merger of CNE with and into ARR (the "Merger");

WHEREAS, in consideration for entering into this Agreement, CNE has issued to Arrow Pacific Resources (S) Pte. Ltd., the sole shareholder of ARR, 20 million shares of Series AAA convertible preferred stock of CNE that are convertible, upon approval of the shareholders of CNE of the Merger and the filing of the required documents in connection therewith, into common stock of CNE representing 96% of all equity of ARR on a fully-diluted basis.

WHEREAS, each of CNE and ARR intend that the Merger will be treated as a tax free reorganization which meets the requirements of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); and

WHEREAS,   the  Board  of  Directors  of  CNE  has  approved  the   transactions
contemplated by this Agreement and the transactions contemplated hereby in accordance with Section 251 of the Delaware General Corporations Law ("DGCL").

NOW,   THEREFORE,   in   consideration  of  the  foregoing  and  the  respective
representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the DGCL, at the Effective Time (as herein defined), CNE shall be merged with and into ARR, the separate corporate existence of CNE shall thereupon cease, and ARR shall continue as the Surviving Company (sometimes hereinafter referred to as the "Surviving Company") and shall continue its corporate existence under the laws of Bermuda. All of the rights, privileges, powers, immunities, purposes and franchises of ARR and CNE shall vest in the Surviving Company and all of the debts, liabilities, obligations and duties of ARR and CNE shall become the debts, liabilities, obligations and duties of the Surviving Company.

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of

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ARR at 10:00 a.m., local time, on the second business day after which all of the conditions set forth in Article VII are first satisfied or waived (provided that if all such conditions do not continue to be so satisfied or waived on such second business day, the Closing shall be automatically extended from time to time until the first subsequent business day on which all such conditions are again so satisfied or waived, subject, however, to Section 8.1(b)), or on such other date and at such other time and place as CNE and ARR shall agree (the date on which the Closing actually occurs being referred to herein as the "Closing Date").

Section 1.3 Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, (a) a properly executed Certificate of Merger, in the form required by and executed in accordance with the DGCL, filed with the Secretary of State of the State of Delaware, in accordance with the provisions of Section 251 of the DGCL; and (b) a properly executed merger certification, in the form required by and executed in accordance with the Bermudan Companies Act 1981, filed with the Registrar of Companies of Bermuda, in accordance with the Bermudan Companies Act 1981. Such filings shall be made contemporaneously with, or immediately after, the Closing. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

Section 1.4 Certificate of Incorporation, Memorandum of Association and Bye-Laws. At the Effective Time, the Certificate of Incorporation of ARR, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in Exhibit A hereto. The Certificate of Incorporation of ARR, as so amended at the Effective Time, shall be the Certificate of Incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The Memorandum of Association of ARR, in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit B hereto. The Bye-Laws of ARR, in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit C hereto. The Bye-Laws of ARR, as so amended and restated at the Effective Time, shall be the Bye-Laws of the Surviving Company until thereafter amended in accordance with applicable law.

Section 1.5 Directors and Officers. The seven individuals whose names are set forth on Exhibit D hereto shall be the initial directors of the Surviving Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bye-Laws of the Surviving Company or as otherwise provided by law. Two of the directors are current CNE inside directors, two are designees of ARR and three are independent directors as defined by the American Stock Exchange. The individuals whose names are set forth on Exhibit E hereto at the Effective Time shall be the initial officers of the Surviving Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bye-Laws of the Surviving Company or as otherwise provided by law.

                                   ARTICLE II
                              CONVERSION OF SHARES

Section 2.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of capital stock of ARR or CNE:

(a) Each share of ARR issued and outstanding immediately prior to the Effective Time shall remain outstanding.

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(b)   Each  share of Common  Stock of CNE ("CNE  Common  Stock"),  or a fraction thereof, issued and outstanding immediately prior to the Effective Time (other than CNE Dissenting Shares (as herein defined) and shares of CNE Common Stock to be canceled pursuant to Section 2.1(c) hereof) shall be converted into one (or a fraction thereof, as the case may be) duly issued, validly authorized, fully paid and nonassessable share of ARR. All such shares of CNE Common Stock when so converted shall automatically be canceled and retired and cease to exist and holders of such shares of CNE Common Stock shall cease to have any rights as stockholders of CNE.

(c) All shares of CNE Common Stock that are owned by CNE as treasury stock or shares of CNE Common Stock, owned by any direct or indirect wholly-owned Subsidiary of CNE shall automatically be canceled and retired and shall cease to exist and no cash, shares of ARR, or other consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(d) All shares of CNE Common Stock to be converted pursuant to Section 2.1(a) or (b) (as the case may be), issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of CNE Common Stock (the "Certificates") shall cease to have any rights as stockholders of CNE.

Section 2.2 Exchange Procedures.

(a) ARR shall designate a bank or trust company reasonably acceptable to CNE to act as Exchange Agent hereunder (the "Exchange Agent"). Immediately following the Effective Time, the Surviving Company shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of shares of CNE Common Stock for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing the shares of ARR issuable pursuant to Section 2.1 in exchange for outstanding shares of CNE Common Stock (the "Exchange Fund").

(b) As soon as practicable after the Effective Time, the Surviving Company shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of ARR. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates representing that number of shares of ARR into which the shares of CNE Common Stock, represented by the surrendered Certificate have been converted at the Effective Time pursuant to Section 2.1 hereof, and (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the shares of ARR and any dividends or distributions of ARR in accordance with Section 2.3 hereof. Neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of CNE Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable certificate representing shares of ARR in accordance with Section 2.1 hereof and any dividends or other distributions to which the holders thereof are entitled pursuant to
      Section 2.3 hereof.

Section 2.3 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on shares of ARR, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive certificates representing shares of ARR, and no distribution of cash consideration, until such person shall have surrendered its Certificate(s) as provided in Section 2.2 hereof. Subject to applicable law, there shall be paid to each person receiving a certificate representing such shares of ARR, at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of ARR represented by such certificate and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of ARR is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate representing shares of ARR and the distribution of such cash payment in a name other than that of the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. The Surviving Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of CNE Common Stock such amounts as the Surviving Company or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by the Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the CNE Common Stock in respect of whom such deduction and withholding was made by the Surviving Company or the Exchange Agent.

Section 2.4 Return of Exchange Fund. Any portion of the certificates representing shares of ARR and any dividends or distributions payable pursuant to Section 2.3 hereof, which remains undistributed to the former holders of CNE Common Stock for one year after the Effective Time shall be delivered to the Surviving Company, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificate(s) in compliance with this Article II shall thereafter look only to the Surviving Company for payment of their claim for shares of ARR and any dividends or distributions with respect to such shares of ARR (in each case, without interest thereon). The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Company.

Section 2.5 Options and Warrants.

(a) Following the Effective Time, each outstanding option and warrant to purchase shares of ARR shall remain outstanding and unchanged.

(b) Not later than the Effective Time, each option to purchase shares of CNE Common Stock (each a "CNE Stock Option") which is outstanding immediately prior to the Effective Time pursuant to any stock option plan of CNE in effect on the date hereof (the "CNE Stock Plans") shall become and represent an option to purchase the number of shares of ARR (a "Substitute CNE Option"), decreased to the nearest whole share. After the Effective Time, except as provided above in this Section 2.5, each Substitute CNE Stock Option shall be exercisable upon the same terms and conditions as were applicable to the related CNE Stock Option immediately prior to the Effective Time, and each Substitute CNE Stock Option shall be vested to the extent provided in the related CNE Stock Option. This Section 2.5 shall be subject to any contrary provision contained in the applicable CNE Stock Plan or in the option agreement with respect to any CNE Stock Option outstanding thereunder, but, subject to the other provisions of this Agreement, CNE shall use its reasonable best efforts to obtain any necessary consents of the holders of such CNE Stock Options to effect this
      Section 2.5.

(c) Not later than the Effective Time, each warrant to purchase shares of CNE Common Stock (each a "CNE Stock Warrant") which is outstanding immediately prior to the Effective Time pursuant to any stock option plan of CNE in effect on the date hereof (the "CNE Stock Plans") shall become and represent a warrant to purchase the number of shares of ARR (a "Substitute CNE Warrant"), decreased to the nearest whole share. After the Effective Time, except as provided above in this Section 2.5, each Substitute CNE Stock Warrant shall be exercisable upon the same terms and conditions as were applicable to the related CNE Stock Warrant immediately prior to the Effective Time, and each Substitute CNE Stock Warrant shall be vested to the extent provided in the related CNE Stock Warrant. This Section 2.5 shall be subject to any contrary provision contained in the applicable CNE Stock Plan or in the warrant agreement with respect to any CNE Stock Warrant outstanding thereunder, but, subject to the other provisions of this Agreement, CNE shall use its reasonable best efforts to obtain any necessary consents of the holders of such CNE Stock Warrants to effect this Section 2.5.

Section 2.6 Closing of Transfer Books. At the Effective Time, no transfer of shares of CNE Common Stock shall thereafter be made, and the stock transfer books of CNE and ARR shall be closed to such extent. If, after the Effective Time, Certificates are presented to the Surviving Company, they shall be canceled and exchanged as provided in this Article II.

Section 2.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of CNE Common Stock (subject to confirmation of no dissenter's rights for Company stockholders) outstanding immediately prior to the Effective Time held by a holder (if any) who is entitled to demand, and who properly demands, appraisal for such shares in accordance with Section 262 of the DGCL ("CNE Dissenting Shares"), shall not be converted into a right to receive shares of ARR unless such holder fails to perfect or otherwise loses such holder's right to appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, such CNE
Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive shares of ARR. CNE shall give prompt notice to ARR of any demands received by CNE for appraisal of shares of CNE Common Stock, and ARR shall have the right to participate in any negotiations or proceedings with respect to such demands. Prior to the Effective Time, CNE shall not, without the prior written consent of ARR (which should not be unreasonably withheld), make any payments with respect to, or settle, any such demands.

Section 2.8 Further Assurances. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of CNE or ARR acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of CNE and ARR or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out the purposes of this Agreement.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF ARR

Except as set forth in the ARR Disclosure Schedule delivered by ARR to CNE at or prior to the execution of this Agreement (the "ARR Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty), ARR represents and warrants to CNE as follows:

Section 3.1 Organization and Good Standing. ARR is a corporation duly organized, validly existing and in good standing under the laws of Bermuda and has the corporate power and authority to carry on its business as it is now being conducted. ARR is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect, individually or in the aggregate, on the business, financial condition, or results of operations of ARR or, if applicable, the ability of ARR to consummate the Merger and the other transactions contemplated by this Agreement (an "ARR Material Adverse Effect").

Section 3.2 Certificate of Incorporation, Memorandum of Association and Bye-Laws. Complete and correct copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws, each as amended to date, of ARR have been made available to CNE. The Certificate of Incorporation, Memorandum of Association and Bye-laws of ARR are in full force and effect. ARR is not in violation of any material provision of its Certificate of Incorporation, Memorandum of Association or Bye-laws.

Section 3.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of ARR consists of 1,200,000 shares, par value US$.01 per share. All outstanding shares of ARR are validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b) Except as described in this Section 3.3 and as contemplated by this Agreement (i) no shares of capital stock or other equity securities of ARR are authorized, issued or outstanding, or reserved for issuance, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which ARR is a party relating to the issued or unissued capital stock or other equity interests of ARR, requiring ARR to grant, issue or sell any shares of the capital stock or other equity interests of ARR by sale, lease, license or otherwise; (ii) ARR has no obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of ARR; (iii) ARR does not, directly or indirectly, own, and has not agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, partnership, joint venture or other entity which would be material in value to ARR; and (iv) there are no voting trusts, proxies or other agreements or understandings to which ARR is a party with respect to the voting of any shares of capital stock or other equity interests of ARR.

Section 3.4 Subsidiaries. ARR has no Subsidiaries.

Section 3.5 Corporate Authority.

(a) ARR has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by ARR of this Agreement and the consummation by ARR of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for the approval and adoption of ARR's stockholders with respect to this Agreement and the transactions contemplated hereby, no other corporate action on the part of ARR is necessary to authorize the execution and delivery by ARR of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by ARR and constitutes a valid and binding agreement of ARR and is enforceable against ARR in accordance with its terms, except to the extent that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense, and to the discretion of the court before which any proceeding therefor may be brought.

(b) Prior to execution and delivery of this Agreement, the Board of Directors of ARR (at a meeting duly called and held) has (i) approved this Agreement, the Merger and the other transactions contemplated hereby and thereby, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of ARR shares and (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to ARR's stockholders for approval and adoption at a stockholders meeting (it being understood that such determination is subject to any future determination by the Board of Directors of ARR, in good faith and as advised by outside counsel, that such recommendation may be inconsistent with the fiduciary obligations of the Board of Directors of ARR under applicable law). The affirmative vote of the holders of a majority of the outstanding shares of ARR is the only vote of the holders of any class or series of ARR's capital stock necessary to approve and adopt the Merger Agreement.

Section 3.6 Compliance with Applicable Law. ARR holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities (as hereinafter defined) necessary for the conduct of its business ("Company Permits"), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not have an ARR Material Adverse Effect. With respect to ARR Permits, to the knowledge of ARR no action or proceeding is pending or threatened that would reasonably be expected to have an ARR Material Adverse Effect. The business of ARR is being conducted in compliance with all applicable laws, ordinances, regulations, judgments, decrees or orders ("Applicable Law") of governmental or regulatory authorities or administrative agency or commission (a "Governmental Entity"), except for violations or failures to so comply that would not have an ARR Material Adverse Effect. To the knowledge of ARR, no investigation or review by any Governmental Entity with respect to ARR is pending or threatened, other than, in each case, those which would not reasonably be likely to have an ARR Material Adverse Effect.

Section 3.7 Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (any of the foregoing, a "Contract") applicable to ARR, or result in the creation of any Lien upon any of the properties or assets of ARR, (ii) conflict or result in any violation of any provision of the Certificate of Incorporation, Memorandum of Association or Bye-Laws or other equivalent organizational document, in each case as amended, of ARR, (iii) subject to the governmental filings referenced in clause (i) of Section 3.8, conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ARR or any of its properties or assets, other than, in the case of clauses (i) and (iii), any such violations, conflicts, defaults, rights, losses or Liens that, individually or in the aggregate, would not have an ARR Material Adverse Effect.

Section 3.8 Government Approvals; Required Consents. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to ARR in connection with the execution and delivery of this Agreement by ARR or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the
Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any state securities or "Blue Sky" law and any requirements of any foreign or supranational antitrust law, (ii) for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and the Registrar of Companies of Bermuda, (iii) such consents, approvals, authorizations, permits, filings and notifications listed in the ARR Disclosure Schedule and (iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, have an ARR Material Adverse Effect.

Section 3.9 Absence of Certain Changes or Events. Since May 26, 2005 ARR has conducted its business and operations in the ordinary and usual course consistent with past practice and there has not occurred (i) any event, condition or occurrence having or that would reasonably be expected to have, individually or in the aggregate, an ARR Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) having or which would reasonably be expected to have, individually or in the aggregate, an ARR Material Adverse Effect; or (iii) any declaration, setting aside or payment of any dividend or distribution of any kind by ARR on its shares.

Section 3.10 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against ARR, any of its properties, assets or business, or, to the knowledge of ARR, any of ARR's current or former directors or officers or any other person whom ARR has agreed to indemnify, as such, that would reasonably be expected to have, individually or in the aggregate, an ARR Material Adverse Effect. To the knowledge of ARR, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or threatened against ARR, any of its properties, assets or business, or, to the knowledge of ARR, any of ARR's current or former directors or officers or any other person whom ARR has agreed to indemnify, as such, that relates to the transactions contemplated by this Agreement or would reasonably be expected to have, individually or in the aggregate, an ARR Material Adverse Effect. To ARR's knowledge, there are no facts or circumstances specific to ARR which, if known to a third party, would reasonably be expected to result in such a suit or proceeding which could be expected to have an ARR Material Adverse Effect.

Section 3.11 Contracts. Each Contract entered into by ARR is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have an ARR Material Adverse Effect and there are no defaults by ARR or, to the knowledge of ARR, another party thereto, thereunder, except those defaults that would not reasonably be expected to have an ARR Material Adverse Effect. ARR is not a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, ARR is entitled to conduct all or any material portion of the business of ARR taken as a whole.

Section 3.12 Taxes.

(a) As used in this Agreement, the following terms shall have the following meanings: the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest any penalties, additions to tax or additional amounts with respect thereto; and the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

(b) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by ARR. As of the time of filing, the Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of ARR or any other information required to be shown thereon. An extension of time within which to file any Return which has not been filed has not been requested or granted.

(c) With respect to all amounts in respect of Taxes imposed upon ARR, or for which ARR is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all amounts required to be paid by ARR, to taxing authorities or others, on or before the date hereof have been paid.

(d) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns filed by ARR. No waivers of statutes of limitation with respect to such Returns have been given by or requested from ARR. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in ARR's financial statements contained or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the financial statements.

(e) ARR is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(f) ARR has not agreed to make, and is not required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

(g) ARR is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

(h) The unpaid Taxes of ARR do not exceed the reserve for tax liability with respect to ARR (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in ARR's financial statements as adjusted for the passage of time through the Closing Date, in accordance with the past practices of ARR.

(i) The transactions contemplated herein will not result in restorations into income of amounts deferred under the consolidated return regulations, such as those relating to intercompany transactions, excess loss accounts, and the like.

(j)   The  transactions   contemplated   herein  are  not  subject  to  any  tax
      withholding provisions of law or regulations.

(k)   No breach of any of the foregoing  representations  and warranties in this
      Section 3.12 shall be deemed to exist unless such breach would have an ARR Material Adverse Effect.

Section 3.13 Title to Properties; Encumbrances. Except as described in the following sentence, each of ARR has good, valid and, in the case of real property, marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal, tangible and intangible), including, without limitation, all such properties and assets reflected in ARR's balance sheet as of ________, 2005 (except for properties and assets disposed of in the ordinary course of business since such date, except for such title or interest the failure of which to have would not have, individually or in the aggregate, an ARR Material Adverse Effect. None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except imperfections of title and Liens, if any, which do not materially detract from the value of the property or assets subject thereto and do not materially impair the business or operations of ARR taken as a whole.

Section 3.14 Intellectual Property. ARR owns or has a valid license to use all inventions, patents, trademarks, service marks, trade names, copyrights, trade secrets, technology and know-how, software and other intellectual property rights (collectively, the "ARR Intellectual Property") necessary to carry on its businesses as currently conducted; and ARR has not received any notice of infringement of or conflict with, and, to ARR's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of ARR Intellectual Property that, in either such case, has had or would reasonably be expected to have an ARR Material Adverse Effect.

Section 3.15 Employee Benefit Plans; ERISA. ARR does not maintain, administer or contribute to, nor has any liability with respect to, nor do the employees of ARR receive or expect to receive as a condition of employment, benefits pursuant to:

(a) any employee benefit plan (as defined in Section 3(3) of ERISA (each such plan, an "ARR Plan"), including, without limitation, any Multiemployer Plan; or

(b) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement (each such plan, an "ARR Benefit Plan");

Except as required by section 4980B of the Code, ARR has not promised any former employee or other individual medical or other benefit coverage and ARR does not maintain or contribute to any plan, program, policy or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by ARR. No ARR Plan or ARR Benefit Plan has any provision which could increase or accelerate benefits or increase the liability of ARR or any of its Subsidiaries as a result of any transaction contemplated by this Agreement.

Section 3.16 Environmental Matters. ARR is and at all times has been, and all real property currently or previously owned, leased, occupied, used by or under the control of ARR and all operations or activities of ARR (including, without limitation, those conducted on or taking place at any of such real property) are and at all times have been, in material compliance with and not subject to any material liability or obligation under any Environmental Law or Environmental Permit. As used in this Agreement: "Environmental Laws" means all applicable federal, state or local laws, rules, regulations or principles of common law relating to protection of health and safety, pollution, and environmental matters of any kind whatsoever, including with respect to the storage, treatment, generation, transportation, spillage, discharge, leakage or other release or threatened release of any material, substance or waste of any kind whatsoever; and "Environmental Permits" means any permits, licenses, notifications, consents or approvals required under any Environmental Law. There is no condition or circumstance regarding ARR or its business or any such real property or the operations or activities conducted thereon, which may give rise to a violation of, or liability or obligation under, any Environmental Law or Environmental Permit which would have an ARR Material Adverse Effect. Neither ARR nor any Person, the acts or omissions of which may be attributable to, the responsibility of, or be the basis of a liability to, ARR has, or has arranged to have, any material, substance or waste generated, released, treated, stored or disposed of at, or transported to, any facility or property the remediation or cleanup of which, or the response costs related thereto, could become or result in material responsibilities of or material liabilities to ARR. There are no allegations, claims, demands, citations, notices of violation, or orders of noncompliance made against, issued to or received by ARR relating or pursuant to any Environmental Law or Environmental Permit except those which have been corrected or complied with, and to the knowledge of ARR no such allegation, claim, demand, citation, notice of violation or order of noncompliance is threatened, imminent or likely.

Section 3.17 Labor Matters. With respect to employees of ARR: (i) to the knowledge of ARR there is no pending or threatened unfair labor practice charges or employee grievance charges; (ii) there is not request for union representation, labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of ARR, threatened against or affecting ARR; (iii) ARR is not a party to any collective bargaining agreements; and (iv) the employment of each of ARR's employees is terminable at will without cost to ARR except for payments required under ARR Plans and Company Benefit Plans and payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by ARR prior to ARR's hiring a person not previously employed by ARR. Except as required by Section 4980B of the Code, ARR has no liability to provide now or in the future medical benefits, life insurance or other welfare benefits to former employees of ARR or their spouses or dependents or any other individual not employed by ARR. ARR is and, since May 26, 2005 has been, in compliance in all with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices, except where such failure to comply would not have an ARR Material Adverse Effect. ARR is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees.

Section 3.18 Affiliate Transactions. Except as contemplated by the transactions contemplated hereby, there are no material Contracts or other material transactions between ARR, on the one hand, and any (i) officer or director of ARR, (ii) record or beneficial owner of five percent or more of the voting securities of ARR or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

Section 3.19 Real Estate.

(a)   ARR owns no real estate.

(b) All real estate leased by ARR (the "ARR Leased Premises") are leased pursuant to written leases, true, correct and complete copies of which have been made available to CNE. To ARR's knowledge, ARR is not in default under any term of any agreement relating to ARR Leased Premises nor, to ARR's knowledge, is any other party thereto in default thereunder, which in any case would have an ARR Material Adverse Effect.

(c) There are no condemnation proceedings pending or, to ARR's knowledge, threatened with respect to any portion of ARR Leased Premises.

(d) To the knowledge of ARR, the buildings and other facilities located on the ARR Leased Premises are free of any patent structural or engineering defects and, to ARR's knowledge, are free of any latent structural or engineering defects.

Section 3.22 Brokers. No broker, finder or financial advisor retained by ARR is entitled to any brokerage, finder's or other fee or commission from ARR in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF CNE

Except as set forth in the CNE Disclosure Schedule delivered by CNE to ARR at or prior to the execution of this Agreement (the "CNE Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty), CNE represents and warrants to ARR as follows:

Section 4.1 Organization and Good Standing. CNE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted. CNE is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect, individually or in the aggregate, on the business, financial condition, results of operations or prospects of CNE and its Subsidiaries taken as a whole, or, if applicable, the ability of CNE to consummate the Merger and the other transactions contemplated by this Agreement (a "CNE Material Adverse Effect").

Section 4.2 Certificate of Incorporation and By-Laws. Complete and correct copies of the Certificates of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of CNE and each of its Subsidiaries have been made available to ARR. The Certificates of Incorporation, By-laws and equivalent organizational documents of CNE and each of its Subsidiaries are in full force and effect. Neither CNE nor any of its Subsidiaries is in violation of any material provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

Section 4.3 Capitalization.

(a)   As of the date hereof, the authorized capital stock of CNE consists of:

      (i) 25 million shares of preferred stock, par value $.00001 per share ("CNE Preferred Stock") of which 13,438,241 shares are outstanding in the following series: Series AA, A, B, C and E;

      (ii) 40 million shares of common stock, par value $.00001 per share ("CNE Preferred Stock") of which 10,790,915 shares are outstanding;

      (iii) 2,220,000 common stock warrants; and

      (iv)  503,500 incentive stock options for common shares.

(b) Upon approval of the CNE shareholders of the Merger and the completion of the requisite filings with the Delaware Secretary of State and Bermudan Registrar of Companies, the entire issued and outstanding capital stock of CNE will consist of one billion shares of common stock, par value $.00001 per share, of which 26,000,000 common shares will be issued or reserved for CNE stockholders of record prior to the Merger, and 650,000,000 common shares will be issued to Arrow Pacific Resources (S) Pte. Ltd.

(c)   Except  as  described  in this  Section  4.3 and as  contemplated  by this
      Agreement: (i) no shares of capital stock or other equity securities of CNE are authorized, issued or outstanding, or reserved for issuance and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which CNE or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of CNE or any of its Subsidiaries, requiring CNE or any of its Subsidiaries to grant, issue or sell any shares of the capital stock or other equity interests of CNE or any of its Subsidiaries by sale, lease, license or otherwise; (ii) neither CNE nor any of its Subsidiaries have any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of CNE or any of its Subsidiaries;
      (iii) none of CNE or any of its Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, partnership, joint venture or other entity which would be material in value to CNE; and (iv) there are no voting trusts, proxies or other agreements or understandings to which CNE or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock or other equity interests of CNE or any of its Subsidiaries.

Section 4.4 CNE Subsidiaries. The CNE Disclosure Schedule sets forth a list of each Subsidiary of CNE; its authorized, issued and outstanding capital stock or other equity interests; the percentage of such capital stock or other equity interests owned by CNE or any Subsidiary of CNE, and the identity of such owner; the capital stock reserved for future issuance pursuant to outstanding options or other agreements; and the identity of all parties to any such option or other agreement. Each Subsidiary of CNE is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of CNE has all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of CNE is duly qualified as a foreign corporation or organization authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a CNE Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests in each of CNE's Subsidiaries have been validly issued, and are fully paid, nonassessable and are owned by CNE or another Subsidiary of CNE free and clear of all Liens, and are not subject to preemptive rights created by statute, such Subsidiary's respective Certificate of Incorporation or By-laws or any agreement to which such Subsidiary is a party.

Section 4.5 Corporate Authority.

(a) CNE has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CNE and the consummation by CNE of the transactions contemplated hereby have been duly authorized by its Board of Directors and stockholders and no other corporate action on the part of CNE is necessary to authorize the execution and delivery by CNE of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by CNE and constitutes a valid and binding agreement of CNE and is enforceable against CNE in accordance with its terms, except to the extent that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense, and to the discretion of the court before which any proceeding therefor may be brought.

(b) Prior to the execution and delivery of this Agreement, the Board of Directors of CNE (at a meeting duly called and held) has (i) approved this Agreement and the Merger and the other transactions contemplated hereby,
      (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of CNE Common Stock and (iii)
      determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to CNE's stockholders for approval and adoption. This Agreement and the transactions contemplated hereby have been duly approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of CNE Common Stock in accordance with Sections 228 and 251 of the DGCL and no further vote of the holders of any class or series of CNE's capital stock is necessary to approve, adopt and consummate this Agreement or the transactions contemplated hereby.

Section 4.6 Compliance with Applicable Law. Except as disclosed in the CNE Disclosure Schedule, (i) each of CNE and its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their respective businesses ("CNE Permits"), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not have a CNE Material Adverse Effect, (ii) with respect to the CNE Permits, to the knowledge of CNE no action or proceeding is pending that would reasonably be expected to have a CNE Material Adverse Effect, (iii) the business of CNE and its Subsidiaries is being conducted in compliance with all Applicable Laws, except for violations or failures to so comply that would not have a CNE Material Adverse Effect, and (iv) to the knowledge of CNE, no investigation or review by any Governmental Entity with respect to CNE or its Subsidiaries is pending or threatened, other than, in each case, those which would not reasonably be likely to have a CNE Material Adverse Effect.

Section 4.7 Non-contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any Contract applicable to CNE or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of CNE or any of its Subsidiaries, (ii) conflict or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of CNE or any of its Subsidiaries, (iii) subject to the governmental filings referenced in clause (i) of Section 4.8, conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CNE or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violations, conflicts, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a CNE Material Adverse Effect.

Section 4.8 Government Approvals; Required Consents. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to CNE or any of its Subsidiaries in connection with the execution and delivery of this Agreement by CNE or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act, any state securities or "Blue Sky" law and any requirements of any foreign or supranational antitrust law, (ii) for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, authorizations, permits, filings and notifications listed in the CNE Disclosure Schedule and
(iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, have a CNE Material Adverse Effect.

Section 4.9 Financial Statements and Other Documents. The CNE Disclosure Schedule contains complete and accurate copies of the audited consolidated balance sheets, consolidated statements of income, retained earnings and cash flows and notes to consolidated financial statements (together with any supplementary information thereto) of CNE, all as of and for the fiscal years ended [December 31, 2002, December 31, 2003 and December 31, 2004]. The CNE Disclosure Schedule also contains complete and accurate copies of the unaudited consolidated balance sheet, consolidated statements of income, retained earnings and cash flows (together with any supplementary information thereto) of CNE, all as of and for the period ending June 30, 2005 and/or the month immediately preceding the Closing (all of the foregoing financial statements, collectively, the "CNE Financial Statements"). The CNE Financial Statements fairly present, in all material respects, the consolidated financial position of CNE and its consolidated Subsidiaries, as of and for the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) in conformity with GAAP (except, in the case of the unaudited statements, for the omission of normal and customary footnote disclosures required by GAAP, none of which would materially affect such Financial Statements) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since January 1, 2002, CNE has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

Section 4.10 Absence of Certain Changes or Events. Except to the extent disclosed in the CNE Disclosure Schedule, since June 30, 2005 CNE and its Subsidiaries have conducted their businesses and operations in the ordinary and usual course consistent with past practice and there has not occurred (i) any event, condition or occurrence having or that would reasonably be expected to have, individually or in the aggregate, a CNE Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) having or which would reasonably be expected to have, individually or in the aggregate, a CNE Material Adverse Effect; or (iii) any declaration, setting aside or payment of any dividend or distribution of any kind by CNE on any class of its capital stock.

Section 4.11 Actions and Proceedings. Except as set forth in the CNE Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against CNE or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of CNE, any of CNE's or its Subsidiaries' current or former directors or officers or any other person whom CNE or any of its Subsidiaries has agreed to indemnify, as such, that would reasonably be expected to have, individually or in the aggregate, a CNE Material Adverse Effect. Except as set forth in the CNE Disclosure Schedule, to the knowledge of CNE, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, threatened against CNE or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of CNE, any of CNE' or its Subsidiaries' current or former directors or officers or any other person whom CNE or any of its Subsidiaries has agreed to indemnify, as such, that relates to transactions contemplated by this Agreement or would reasonably be expected to have, individually or in the aggregate, a CNE Material Adverse Effect. To the knowledge of CNE, there are no facts or circumstances specific to CNE which if known to a third party would reasonably be expected to result in such a suit or proceeding which could be expected to have a CNE Material Adverse Effect.

Section 4.12 Contracts. Each Contract entered into by CNE is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have a CNE Material Adverse Effect and there are no defaults thereunder, except those defaults that would not reasonably be expected to have a CNE Material Adverse Effect. Except as set forth in the CNE Disclosure Schedule, neither CNE nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, CNE or any such Subsidiary is entitled to conduct all or any material portion of the business of CNE and its Subsidiaries taken as a whole. All Contracts which are material, individually or in the aggregate, to the business, financial condition, results of operations or prospects of ARR and its Subsidiaries taken as a whole, are listed in the CNE Disclosure Schedule.

Section 4.13 Taxes.

(a) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by CNE and any of its Subsidiaries. As of the time of filing, the Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of CNE or its Subsidiary or any other information required to be shown thereon. An extension of time within which to file any Return which has not been filed has not been requested or granted.

(b) With respect to all amounts in respect of Taxes imposed upon CNE and any of its Subsidiaries, or for which CNE or any of its Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all amounts required to be paid by CNE or any of its Subsidiaries, to taxing authorities or others, on or before the date hereof have been paid.

(c) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns filed by CNE or any of its Subsidiaries. No waivers of statutes of limitation with respect to such Returns have been given by or requested from CNE or any of its Subsidiaries. The Disclosure Schedule sets forth (i) the taxable years of CNE and its Subsidiaries as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the CNE Financial Statements or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the CNE Financial Statements.

(d) Neither CNE nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

(e) Neither CNE nor any of its Subsidiaries has agreed to make, and is not required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

(f)   Neither  CNE nor any of its  Subsidiaries  is a  party  to any  agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code.

(g) The unpaid Taxes of CNE and its Subsidiaries do not exceed the reserve for tax liability with respect to CNE (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the CNE Financial Statements as adjusted for the passage of time through the Closing Date, in accordance with the past practices of CNE or such Subsidiary.

(h) The transactions contemplated herein will not result in restorations into income of amounts deferred under the consolidated return regulations, such as those relating to intercompany transactions, excess loss accounts, and the like.

(i)   The  transactions   contemplated   herein  are  not  subject  to  any  tax
      withholding provisions of law or regulations.

(j) No breach of any of the representations and warranties contained in paragraphs (a) through (i) of this Section 4.13 shall be deemed to exist unless such breach would have a CNE Material Adverse Effect.

(k) To the knowledge of CNE there is no plan or intention on the part of CNE stockholders to sell, exchange or otherwise dispose of a number of shares of ARR Common Stock received by them for shares of CNE Stock pursuant to the Merger, nor to enter into any puts, calls, straddles, spreads or similar transactions, that would reduce CNE stockholders' ownership for U.S. federal income tax purposes of ARR shares to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of CNE as of the same date. For purposes of this representation, shares of CNE Stock surrendered by dissenters are treated as outstanding shares of ARR at the Effective Time. Moreover, shares of CNE Stock and shares of ARR held by CNE stockholders and otherwise sold, redeemed or disposed of prior to or subsequent to the Merger will be considered in making this representation.

(l) At the Effective Time, the fair market value of the assets of CNE will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

(m) At the Effective Time there will not be any intercorporate indebtedness existing between ARR and CNE.

(n) CNE and CNE stockholders will pay their own respective expenses, if any, incurred in connection with the Merger.

(o) CNE will not make any extraordinary dividend payments to its stockholders prior to the Effective Time, or in contemplation of the Merger.

(p) CNE represents and warrants that the Surviving Company (and the Surviving Company hereby agrees that it) will not take, or permit any of its Subsidiaries to take any action that would cause the Merger not to be a tax-free reorganization under the Code by reason of any violation of the
      continuity-of-proprietary-interest         doctrine         or         the
      continuity-of-business-enterprise doctrine.

Section 4.14 Title to Properties; Encumbrances. Except as described in the following sentence, each of CNE and its Subsidiaries has good, valid and, in the case of real property, marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal, tangible and intangible), including, without limitation, all such properties and assets reflected in the consolidated balance sheet of CNE and its Subsidiaries as of June 30, 2005 included in the CNE Financial Statements (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since June 30, 2005), except for such title or interest the failure of which to have would not have, individually or in the aggregate, a CNE Material Adverse Effect. None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) as set forth in the CNE Disclosure Schedule or (ii) imperfections of title and Liens, if any, which do not materially detract from the value of the property or assets subject thereto and do not materially impair the business or operations of CNE and its Subsidiaries taken as a whole.

Section 4.15 Intellectual Property. CNE and its Subsidiaries own or have a valid license to use all inventions, patents, trademarks, service marks, trade names, copyrights, trade secrets, technology and know-how, software and other intellectual property rights (collectively, the "CNE Intellectual Property") necessary to carry on their respective businesses as currently conducted; and neither CNE nor any such Subsidiary has received any notice of infringement of or conflict with, and, to CNE's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of the CNE Intellectual Property that, in either such case, has had or would reasonably be expected to have, individually or in the aggregate, a CNE Material Adverse Effect.

Section 4.16 Employee Benefit Plans; ERISA.

(a) None of CNE, any of its Subsidiaries or any ERISA Affiliate maintains, administers or contributes to, or has any liability with respect to, nor do the employees of CNE, its Subsidiaries or any ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to:

      (i) any employee benefit plan (as defined in Section 3(3) of ERISA (each such plan, a "CNE Plan"), including, without limitation, any Multiemployer Plan; or

      (ii) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement (each such plan, a "CNE Benefit Plan");

      other than those CNE Plans and CNE Benefit Plans described in the CNE Disclosure Schedule. Except as required by section 4980B of the Code, none of CNE, any of its Subsidiaries or any ERISA Affiliate has promised any former employee or other individual medical or other benefit coverage and none of CNE, any of its Subsidiaries or any ERISA Affiliate maintains or contributes to any plan, program, policy or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by CNE, any of its Subsidiaries or any ERISA Affiliate. No CNE Plan or CNE Benefit Plan has any provision which could increase or accelerate benefits or increase the liability of CNE or any of its Subsidiaries as a result of any transaction contemplated by this Agreement.

(b) All CNE Plans and CNE Benefit Plans which are not Multiemployer Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA and the Code in all material respects. Each CNE Plan, as amended to date, which is not a Multiemployer Plan, that is intended to be qualified under Section 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status, or the remedial amendment period with respect to CNE Plan will not have expired prior to the Effective Time, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

(c) Neither any CNE Plan fiduciary nor any CNE Plan has engaged in any transaction in violation of section 406 of ERISA or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) unless exempt under section 408 of ERISA or section 4975 of the Code and there has been no "reportable event" (as defined in section 4043 of ERISA),with respect to any CNE Plan which is not a Multiemployer Plan, for which the 30-day notice requirement has not been waived. None of CNE, any of its Subsidiaries or any ERISA Affiliate has incurred or suffered to exist any "accumulated funding deficiency" (as defined in section 302 of ERISA) whether or not waived by the IRS, involving any CNE Plan subject to section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No withdrawals have occurred so as to cause any CNE Plan to become subject to the provisions of section 4063 of ERISA, and none of CNE, any of its Subsidiaries or any ERISA Affiliate has ceased making contributions to any employee benefit plan subject to section 4064(a) of ERISA to which any of CNE, any of its Subsidiaries or any ERISA Affiliate made contributions during the six (6) years prior to the date hereof or ceased operations at a facility so as to become subject to section 4062(e) of ERISA. Full payment has been made of all amounts which CNE, any of its Subsidiaries or any ERISA Affiliate is required or committed to pay to each of CNE Plans and CNE Benefit Plans relating to all periods prior to or as of Effective Time.

(d) True and complete copies of each CNE Plan, CNE Benefit Plan, related trust agreements, annuity contracts, determination letters, the most recent determination letter request, summary plan descriptions, all communications to employees regarding any CNE Plan or CNE Benefit Plan, annual reports on Form 5500, Form 990, actuarial reports and PBGC Forms 1 for the most recent three (3) Plan years, and each plan, agreement, instrument and commitment referred to herein has been previously furnished to ARR. The annual reports on Form 5500 and Form 990 and actuarial statements furnished to ARR fully and accurately set forth the financial and actuarial condition of the respective CNE Plan or CNE Benefit Plan, as may be applicable.

(e) The aggregate present value of all accrued benefits pursuant to each CNE Plan subject to Title IV of ERISA, determined on the basis of current participation and projected compensation for active participants, and including the maximum value of all subsidized benefits, and earnings, mortality and other actuarial assumptions set forth in the most recent actuarial report for CNE Plan does not exceed the current fair market value of CNE Plan's assets.

(f) None of CNE, any of its Subsidiaries or any ERISA Affiliate has incurred any liability to the PBGC, including as a result of the voluntary or involuntary termination of any CNE Plan which is subject to Title IV of ERISA, except such liabilities as would not have a CNE Material Adverse Effect. There is currently no active filing by CNE, its Subsidiaries or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC and no condition exists and no event has occurred that could constitute grounds for the termination of any Plan by the PBGC) to terminate any CNE Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by CNE, its Subsidiaries or any ERISA Affiliate.

(g) To the knowledge of CNE or its Subsidiaries, there are no pending or threatened claims by or on behalf of any of CNE Plans or CNE Benefit Plans by any employee or beneficiary covered under any CNE Plans or CNE Benefit Plans or otherwise involving any CNE Plan or CNE Benefit Plan (other than routine claims for benefits), except those as would not have a CNE Material Adverse Effect.

(h) With respect to each CNE Plan which is a Multiemployer Plan covering employees of CNE, any of its Subsidiaries or any ERISA Affiliate: (i) none of CNE, such Subsidiary or such ERISA Affiliate would incur any withdrawal liability on a complete withdrawal from each such CNE Plan as of the Effective Date, under applicable laws and conditions of each such CNE Plan and the applicable provisions of law without regard to any limitation, reduction or adjustment of liability under Title IV of ERISA or any Plan provision based on Title IV of ERISA; (ii) none of CNE, its Subsidiaries or any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal", as such terms are respectively defined in sections 4203 and 4205 of ERISA; (iii) none of CNE, its Subsidiaries or any ERISA Affiliate has any contingent liability under section 4204 of ERISA; and
      (iv) no such CNE Plan is in reorganization as defined in section 4241 of ERISA and no circumstances exist which present a material risk of any such CNE Plan going into reorganization, except where any of the foregoing would not have a CNE Material Adverse Effect.

(i) With respect to employees of CNE and its Subsidiaries, CNE and its Subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices.

4.17 Environmental Matters. CNE and its Subsidiaries are and at all times have been, and all real property currently or previously owned, leased, occupied, used by or under the control of CNE or any of its Subsidiaries and all operations or activities of CNE and its Subsidiaries (including, without limitation, those conducted on or taking place at any of such real property) are and at all times have been, in material compliance with and not subject to any material liability or obligation under any Environmental Law or Environmental Permit. There is no condition or circumstance regarding CNE or any of its Subsidiaries or its business or any such real property or the operations or activities conducted thereon, which may give rise to a violation of, or liability or obligation under, any Environmental Law or Environmental Permit which would have a CNE Material Adverse Effect. Neither CNE, any of its Subsidiaries nor any Person, the acts or omissions of which may be attributable to, the responsibility of, or be the basis of a liability to, CNE has, or has arranged to have, any material, substance or waste generated, released, treated, stored or disposed of at, or transported to, any facility or property the remediation or cleanup of which, or the response costs related thereto, could become or result in material responsibilities of or material liabilities to CNE. There are no allegations, claims, demands, citations, notices of violation, or orders of noncompliance made against, issued to or received by CNE relating or pursuant to any Environmental Law or Environmental Permit except those which have been corrected or complied with, and no such allegation, claim, demand, citation, notice of violation or order of noncompliance is threatened, imminent or likely.

Section  4.18  Labor  Matters.   With  respect  to  employees  of  CNE  and  its
Subsidiaries: (i) to the knowledge of CNE, there is no pending or threatened unfair labor practice charges or employee grievance charges; (ii) there is not request for union representation, labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of CNE, threatened against or affecting CNE, and there has been no such event during the 18 months preceding the date hereof; (iii) CNE is not a party to any collective bargaining agreements; and
(iv) except as set out in the CNE Disclosure Schedule, the employment of each of CNE' employees is terminable at will without cost to CNE except for payments required under the CNE Plans and CNE Benefit Plans and payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by CNE prior to CNE's hiring a person not previously employed by CNE. Except as required by Section 4980B of the Code, neither CNE nor any ERISA Affiliate has any liability to provide now or in the future medical benefits, life insurance or other welfare benefits to former employees of CNE or any ERISA Affiliate or their spouses or dependents or any other individual not employed by CNE or any ERISA Affiliate. The CNE Disclosure Schedule contains a true and complete list of all employees who are employed by CNE as of June 30, 2005 and/or one month immediately preceding the Closing, as the case may be, and such list correctly reflects their salaries, wages, other compensation (other than benefits under the Plans and Employee Benefit Plans), dates of employment and positions. CNE is and, since June 30, 2005 and/or one month immediately preceding the Closing, as the case may be, has been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices. CNE is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees.

Section 4.19 Affiliate Transactions. Except as set forth in the CNE Disclosure Schedule or as contemplated by the transactions contemplated hereby, there are no material Contracts or other material transactions between CNE or any of its Subsidiaries, on the one hand, and any (i) officer or director of CNE or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of CNE or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

Section 4.20 Brokers. No broker, finder or financial adviser is entitled to any brokerage, finder's or other fee or commission from ARR or CNE in connection with the transactions contemplated by this Agreement.

Section 4.21 CNE Not an Interested Stockholder. As of the date of this Agreement, neither CNE nor any of its affiliates is an "Interested Stockholder" of ARR as such term is defined in Section 203 of the DGCL.

Section 4.22 Real Estate.

(a) Owned Real Estate. All material real estate owned by CNE (the "CNE Real Estate") is owned in fee simple title, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easements which are of record and minor irregularities or imperfections of title which do not in the aggregate materially detract from the value of the CNE Real Estate or interfere with CNE's use or occupancy thereof. Except as set forth in the CNE Disclosure Schedule, none of the CNE's Real Estate is subject to any leases or tenancies.

(b) Leased Premises. All real estate leased by CNE (the "CNE Leased Premises") are leased pursuant to written leases, true, correct and complete copies of which have been made available to ARR. To CNE's knowledge, CNE is not in default under any material term of any agreement relating to the CNE Leased Premises nor, to CNE' knowledge, is any other party thereto in default thereunder which in any case would have a CNE Material Adverse Effect. All options in favor of, or which obligate, CNE to purchase any of the CNE Leased Premises or any other real estate, if any, are described in the CNE Disclosure Schedule which in any case would have a CNE Material Adverse Effect.

(c) Condemnation. There are no condemnation proceedings pending or, to CNE's knowledge, threatened with respect to any portion of the CNE Real Estate or the CNE Leased Premises.

(d) Condition of Buildings. To the knowledge of CNE, the buildings and other facilities located on the CNE Real Estate and the CNE Leased Premises are free of any patent structural or engineering defects and, to CNE' knowledge, are free of any latent structural or engineering defects.

                                    ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

Prior to the Effective Time, unless ARR shall otherwise agree in writing (which agreement shall not be unreasonably withheld, or as otherwise expressly contemplated by this Agreement, including, without limitation, Article IV hereof, or as set forth in Article V of the CNE Disclosure Schedule, CNE shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent with past practice, and CNE shall use, and cause each of its Subsidiaries to use, its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve their existing business relationships. CNE shall promptly give ARR written notice of the existence or occurrence of any condition which would make any representation or warranty of CNE herein contained untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, unless ARR shall otherwise agree in writing (which agreement shall not be unreasonably withheld, or as otherwise expressly contemplated by this Agreement, including, without limitation, Article IV hereof, or as set forth in Article V of the CNE Disclosure Schedule, prior to the Effective Time CNE shall not, nor shall it permit any of its Subsidiaries to:

(a) (i) amend its Certificate of Incorporation, By-Laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

(b) authorize for issuance, issue (except upon the exercise of outstanding stock options) or sell or agree to issue or sell any shares of, or rights to acquire or convertible into any shares of, its capital stock or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the granting of options pursuant to CNE's Stock Plan, as in effect on the date hereof, to current or new employees in the ordinary course of business consistent with past practice;

(c) (i) merge, combine or consolidate with another entity, (ii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business and consistent with past practice or (iii) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets outside the ordinary course of business and consistent with past practice;

(d) (i) incur, assume or prepay any material indebtedness or any other material liabilities other than in each case in the ordinary course of business and consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of CNE, in each case other than in the ordinary course of business and consistent with past practice or (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than to any Subsidiary of CNE;

(e) pay, satisfy, discharge or settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any CNE Contract in effect on the date hereof;

(f) modify or amend, or waive any benefit of, any non-competition agreement to which CNE or any of its Subsidiaries is a party;

(g) authorize or make capital expenditures outside the ordinary course of business;

(h) permit any insurance policy naming CNE or any Subsidiary of CNE as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business and other than with respect to replacement policies which CNE deems to be commercially appropriate under all relevant circumstances;

(i) (i) adopt, enter into, terminate or amend in any material respect (except as may be required by applicable law) any plan for the current or future benefit or welfare of any director or officer, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (iii) hire any highly compensated employees, or (iii) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other CNE Plan other than in the ordinary course of business;

(j) make any material change in its accounting or tax policies or procedures, except as required by law or to comply with GAAP;

(k)   acquire any shares of capital stock of ARR; or

(l) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

Section 6.1 Access and Information. Each party hereto shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the other party and to such other party's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives (except to the extent not permitted under applicable law as advised by counsel and except as may be limited by any confidentiality obligation contained in any contract with a third party) reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records and its properties and personnel and, during such period, shall furnish promptly to the other party a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws.

Section 6.2 No Solicitation.

(a) Prior to the Effective Time, CNE agrees that neither it nor any of its directors, officers, employees, agents or representatives will, directly or indirectly, (i) solicit or initiate any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving CNE or the acquisition of all or any significant part of the assets or capital stock of CNE (an "Acquisition Transaction") or (ii) negotiate or otherwise engage in discussions with any person (other than ARR and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction; provided, however, that, CNE may furnish information to, negotiate or otherwise engage in discussions with any person which makes, indicates in writing an intention or desire to make, or with respect to whom the Board of Directors of CNE has concluded in good faith after consultation with its financial advisor is reasonably likely to make, a Superior Proposal (as herein defined), if the Board of Directors of CNE determines in good faith, after consultation with its outside counsel, that the failure to take such action may be inconsistent with the fiduciary duties of the Board of Directors of CNE under applicable law; and provided further that notwithstanding anything to the contrary herein contained, the Board of Directors of CNE may take and disclose to CNE's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, comply with Rule 14d-9 thereunder and make all disclosures required by applicable law in connection therewith. Any of the foregoing to the contrary notwithstanding, CNE may engage in discussions with or provide information to any person or group that has made a proposal with respect to an Acquisition Transaction for the limited purpose of determining whether such proposal is, or could lead to, a Superior Proposal.

(b) Except as may be inconsistent with the fiduciary duties of CNE's Board of Directors under Applicable Law, CNE agrees that, as of the date hereof, it and its directors, officers, employees, agents and representatives, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than ARR and its representatives) conducted heretofore with respect to any Acquisition Transaction. CNE agrees to promptly advise ARR of any inquiries or proposals received by, any such information requested from, or any negotiations or discussions sought to be initiated or continued with, CNE or any of its directors, officers, employees, agents or representatives, in each case from a person (other than ARR and its representatives) with respect to an Acquisition Transaction, and the terms thereof, but expressly not including the identity of such third party, and the general terms of any financing arrangement or commitment in connection with such Acquisition Transaction, and, except as may otherwise be inconsistent with the fiduciary duties of CNE's Board of Directors under applicable law, to update on an ongoing basis or upon ARR's reasonable request, the status thereof, as well as any actions taken or other developments pursuant to this Section 6.2. As used herein, "Superior Proposal" means a bona fide, written proposal or offer made by any person (or group) (other than ARR) with respect to an Acquisition Transaction (i) on terms which the Board of Directors of CNE determines in good faith, based on the advice of independent financial advisors and legal counsel, to be more favorable to CNE and its stockholders than the transactions contemplated hereby (including taking into account the financing thereof).

Section 6.3 Proxy Statement; Stockholder Approval.

(a) CNE, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and its By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable a meeting of the holders of CNE Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and, (i) except as the Board of Directors of CNE determines, in good faith and as advised by outside counsel, may be inconsistent with the fiduciary duties of the Board of Directors of CNE under applicable law, and subject to the second proviso of Section 6.2(a), recommend approval and adoption of this Agreement and the transactions contemplated hereby (including, without limitation, the Stock Issuance), by the stockholders of CNE and include in the Proxy Statement such
      recommendation   and  (ii)  except  as  the  Board  of  Directors  of  CNE
      determines, in good faith and as advised by outside counsel, may be inconsistent with the fiduciary duties of the Board of Directors of CNE under applicable law, take all reasonable action to solicit and obtain such approval.

(b) CNE shall, as promptly as practicable (or with such other timing as they mutually agree), cause the definitive Proxy Statement/Prospectus to be mailed to the stockholders of CNE.

Section 6.4 Compliance with the Securities Act.

(a) At least 30 days prior to the Effective Time, CNE shall cause to be delivered to ARR a list identifying all persons who are Affiliates of CNE.

(b) CNE shall use its reasonable best efforts to cause each person who is identified as one of its Affiliates in its list referred to in Section 6.4(a) above to deliver to ARR, at least 10 days prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit 6.4(b).

Section 6.5 Reasonable Best Efforts.

(a) Subject to the terms and conditions herein provided and applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, not inconsistent with the fiduciary duties of its Board of Directors, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VI are satisfied and to consummate and make effective the transactions contemplated by this Agreement, and to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of, or registration or filing with or notification to (any of the foregoing being a "Consent") any Governmental Entity (it being agreed that CNE shall cause to be taken all necessary action by its control persons and CNE's "ultimate parent entity" with respect to such Consents).

(b) CNE agrees to use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations of, or notification to all parties with which it has agreements.

(c)   Each  party  hereto  shall  promptly  inform  the  other  of any  material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. After consultation with the other party, such party will make an appropriate response in compliance with such request.

Section 6.6 Public Announcements. Each of CNE and ARR agrees that, except as may be required by Applicable Law as advised by counsel, it will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits hereto) or the transactions contemplated hereby (or thereby) without having consulted with the other party.

Section 6.7 Directors' and Officers' Indemnification and Insurance. The Surviving Company shall cause to be maintained from the Effective Time the current policies of the directors' and officers' liability insurance maintained by ARR; provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Company shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by ARR prior to the date hereof (which premium is disclosed in Section 6.7 of ARR Disclosure Schedule) and if the Surviving Company is unable to obtain the insurance required by this Section 6.7(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

Section 6.8 Expenses. Except as provided in the sentence immediately following, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. ARR agrees at Closing to reimburse CNE for up to $200,000 in expenses related to reasonable attorney and accountant fees upon ARR and CNE shareholder approval of the Merger.

Section 6.9 American Stock Exchange Listing. CNE shall maintain its listing for trading on the American Stock Exchange at all times from the date of this Agreement through the Closing Date.

Section 6.10 Supplemental Disclosure. ARR shall give prompt notice to CNE, and CNE shall give prompt notice to ARR, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect, and (b) any failure of ARR or CNE, as the case may be, to comply with in any material respect any covenant or agreement to be complied with by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII of this Agreement or the right to terminate this Agreement pursuant to Article VIII of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

                                   ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote (as described in Section 4.5) of the stockholders of CNE in accordance with applicable law by no later than December 31, 2005.

(b) Regulatory Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have an ARR Material Adverse Effect (with ARR as the Surviving Company for these purposes), assuming the Merger had taken place, shall have been obtained, shall have been made or shall have occurred.

(c) No Injunction. No Governmental Entity having jurisdiction over ARR or CNE, or any of CNE's Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) Litigation. There shall not have been instituted or be pending any suit, action or proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which questions the validity or legality of the transactions contemplated by this Agreement and which, if such Governmental Entity were to prevail, would reasonably be expected to have an ARR Material Adverse Effect (with ARR as the Surviving Company for these purposes).

Section 7.2 Conditions to Obligations of CNE to Effect the Merger. The obligations of CNE to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by CNE:

(a) Representations and Warranties. The representations and warranties of ARR that are qualified with reference to an ARR Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct except where the failure to be true and correct would not have an ARR Material Adverse Effect, in each case as of the date hereof and as of the Effective Time as though made at and as of the Effective Time.

(b) Performance of Obligations of ARR. ARR shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time except where the failure to so perform would not have an ARR Material Adverse Effect.

Section 7.3 Conditions to Obligation of ARR to Effect the Merger. The obligation of ARR to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by ARR:

(a) Representations and Warranties. The representations and warranties of CNE that are qualified with reference to a CNE Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct except where the failure to be true and correct would not have a CNE Material Adverse Effect, in each case as of the date hereof and as of the Effective Time as though made on and as of the Effective Time.

(b) Performance of Obligations of CNE. CNE shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time except where the failure to so perform would not have a CNE Material Adverse Effect.

(c) Material Adverse Effect. Since the date of this Agreement, there shall have been no event or circumstance which has had, or would reasonably be expected to have, a CNE Material Adverse Effect; and ARR shall have received a certificate on behalf of CNE by its chief executive officer or chief financial officer to such effect.

(d) American Stock Exchange Listing. CNE shall, at all times from the date of this Agreement through the Closing, have maintained its listing for trading on the American Stock Exchange.

                                  ARTICLE VIII
                                   TERMINATION

Section 8.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the stockholders of ARR or CNE:

(a)   by mutual written consent of CNE and ARR;

(b) by either CNE or ARR, if the Merger shall not have been consummated on or before December 31, 2005 (unless, in the case of any such termination pursuant to this Section 8.1(b), the failure of such event to occur shall have been caused by the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of such party's obligations under this Agreement);

(c) by either CNE or ARR, if any permanent injunction, order, decree or ruling by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such injunction or overturn such action;

(d) by CNE if the Board of Directors of CNE shall determine, in good faith and after consultation with its financial advisor and outside counsel, that a proposal for an Acquisition Transaction constitutes a Superior Proposal; and

(e) by ARR, if there has been a breach by CNE of any of its representations or warranties, covenants or agreements set forth in this Agreement the effect of which is a CNE Material Adverse Effect, which breach is not curable or, if curable, is not cured within 45 days after written notice of such breach is given by ARR to CNE.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, except that the provisions of Section
6.10 shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve any party from liability for any material breach of this Agreement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

Section 9.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of CNE and ARR with respect to any of the terms contained herein; provided, however, that no such amendment, modification or supplementation shall be made which under applicable law requires the approval of stockholders of ARR or CNE, without the further approval of such stockholders.

Section 9.2 Waiver. At any time prior to the Effective Time, CNE, on the one hand, and ARR, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

Section 9.3 Survivability. The respective representations and warranties and covenants and agreements of CNE, on the one hand, and ARR, on the other hand, contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. Notwithstanding the foregoing, the covenants and agreements of the Surviving Company after the Merger shall survive the Effective Time.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

If to CNE to:                                If to ARR to:
------------                                 ------------

Chairman and Chief Executive Officer         Arrow Resources Development Ltd.
CNE Group, Inc.                              Carnegie Hall Tower
255 West 36th Street, Suite 800              152 W. 57th Street
New York, NY 10018                           New York, NY 10019
Facsimile: (212) 300-2035                    Facsimile:____________

Section 9.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Exhibits or Articles mean a Section, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits hereto, unless the context otherwise requires. The term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a Governmental Entity, an unincorporated organization and any other entity of any fund.

Section 9.6 Entire Agreement; Assignment. This Agreement (including the Exhibits and other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. Except for the provisions of Sections 4.13(p) (with respect to the shareholders of ARR as of the date hereof), 6.7 and 6.9 of this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise.

Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

Section 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

Section 9.9 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

IN WITNESS WHEREFORE, each of CNE and ARR has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

CNE Group, Inc.                                 Arrow Resources Development Ltd.


By: /s/ George W. Benoit                        By:  /s/ Peter Frugone
    --------------------------------------      --------------------------------
    George W. Benoit, Chairman                  Peter Frugone, CEO/President
    and Chief Executive Officer


By: /s/  Anthony S. Conigliaro
    --------------------------------------
     Anthony S. Conigliaro, Vice
     President and Chief Financial Officer